Exhibit 99.2

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

CFO Review of Fiscal 2014 Fourth Quarter Results

	Q4’ FY14	Q3’ FY14	Q4’ FY13	Seq. Chg		Y/Y Chg
Sales	$7,048.7	$6,683.6	$6,590.7	$365.1		$458.0
Gross Profit	$837.0	$804.9	$770.9	$32.1		$66.1
GP Margin	11.9%	12.0%	11.7%	(17	) bps	17	bps
SG&A Expenses	$604.5	$594.0	$548.3	$10.5		$56.2
SG&A as % of Sales	8.6%	8.9%	8.3%	(31	) bps	26	bps
SG&A as % of GP	72.2%	73.8%	71.1%	(158	) bps	110	bps
GAAP Operating Income	$204.5	$184.8	$162.8	$19.7		$41.7
Adjusted Operating Income (1)	$244.9	$223.8	$231.2	$21.1		$13.7
Adjusted Operating Income Margin (1)	3.5%	3.3%	3.5%	12	bps	(4	) bps
GAAP Net Income	$186.3	$113.9	$126.1	$72.4		$60.2
Adjusted Net Income (1)	$160.1	$144.1	$141.8	$16.0		$18.3
GAAP Diluted EPS	$1.33	$0.81	$0.91	64.2%		46.2%
Adjusted Diluted EPS (1)	$1.14	$1.03	$1.02	10.7%		11.8%
Return on Working Capital (ROWC) (1)	22.0%	19.9%	23.9%	218	bps	(181	) bps
Return on Capital Employed (ROCE) (1)	11.8%	10.7%	12.5%	105	bps	(77	) bps
Working Capital Velocity (1)	6.34	5.93	6.80	0.41		(0.46)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Key Highlights

•	Sales for the fourth quarter of fiscal 2014 were at the high end of expectations and increased 6.9% year over year to $7.0 billion; organic sales (defined later in this document) grew 5.0% year over year and 3.9% excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant dollars” or “constant currency” and referenced to as “CC” in the graphs that follow).

•	Sequentially, sales were at the high end of normal seasonality as reported sales increased 5.5% and organic sales increased 5.2% in constant dollars, primarily due to strength in the TS Americas and EM Asia regions.

•	Gross profit margins increased 17 basis points from the year ago quarter primarily due to an improvement in the higher margin western regions at EM, which was partially offset by decline at TS.

•	Sequentially, gross profit margin declined 17 basis points primarily due to the geographic mix shift to the lower margin Asia region and a decline in TS EMEA related to the decline in sales.

•	Adjusted operating income increased 5.9% year over year primarily due to the increase in sales and operating income margin was essentially flat with the year ago quarter.

•	Sequentially, adjusted operating income grew 9.4% and operating income margin increased 12 basis points with both operating groups contributing to the improvement.

•	Adjusted diluted earnings per share of $1.14 increased 11.8% year over year, primarily due to the improvement in profitability at EM, partially offset by a decline at TS.

•	Avnet ROWC decreased 181 basis points and ROCE declined 77 basis points year over year, primarily due to a decline at TS, which was partially offset by an improvement at EM.

•	Cash flow from operations was $34 million in the quarter as working capital increased approximately 3.4% sequentially to support higher levels of sales. Cash flow from operations for the trailing twelve months was $237 million.

•	During the quarter, the Company paid a quarterly cash dividend of $20.7 million ($0.15 per share), and has paid $82.8 million ($0.60 per share) during the fiscal year.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Sales

						Year-over-Year Growth Rates
	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Reported	Organic (2)
Avnet, Inc.	$6,590.7	$6,345.5	$7,421.9	$6,683.6	$7,048.7	6.95%	4.96%
Excluding FX (1)						5.89%	3.92%
Electronics Marketing (EM) Total	$3,970.6	$3,938.1	$4,154.8	$4,133.0	$4,318.4	8.76%	8.12%
Excluding FX (1)						7.29%	6.65%
Americas	$1,391.0	$1,199.7	$1,204.4	$1,193.6	$1,247.0	(10.35)%	(3.45)%
EMEA	$1,123.2	$1,097.9	$1,217.0	$1,385.8	$1,394.3	24.14%	11.89%
Excluding FX (1)						18.26%	6.60%
Asia	$1,456.4	$1,640.5	$1,733.4	$1,553.6	$1,677.1	15.15%	15.15%
Technology Solutions (TS) Total	$2,620.1	$2,407.4	$3,267.1	$2,550.6	$2,730.3	4.20%	0.33%
Excluding FX (1)						3.77%	(0.08)%
Americas	$1,389.8	$1,288.9	$1,859.2	$1,373.5	$1,562.9	12.46%	4.83%
EMEA	$799.6	$694.3	$936.0	$774.6	$746.5	(6.65)%	(6.65)%
Excluding FX (1)						(11.88)%	(11.88)%
Asia	$430.7	$424.2	$471.9	$402.5	$420.9	(2.30)%	(2.30)%

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Organic sales as defined in this document.

•	Avnet quarterly reported sales of $7.0 billion increased 6.9% year over year (5.9% in constant currency) with both operating groups contributing towards this growth.

•	Year-over-year organic sales increased 5.0% (3.9% in constant currency), with all four quarters of fiscal 2014 delivering year-over-year growth.

•	On a sequential basis, organic sales increased 5.2% in constant currency, as both operating groups delivered results at the high end of expectations and normal seasonality. The normal seasonal range for the June quarter is +1% to +5%.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

•	EM’s quarterly sales of $4.3 billion exceeded the high end of expectations driven by better than anticipated sales in the Asia region. Reported sales increased 8.8% year over year (7.3% in constant currency) and organic sales grew 8.1% (6.7% in constant currency) due to strength in the Asia and EMEA regions.

•	EM’s organic sales grew 4.4% sequentially in constant currency, above the normal seasonal range of 0% to +4%.

•	Americas’ organic sales decreased 3.5% year over year and increased 4.5% sequentially.

•	EMEA’s organic sales increased 6.6% year over year and 0.4% sequentially in constant currency.

•	Asia’s organic sales increased 15.2% year over year and 8.0% sequentially.

•	TS’ quarterly sales increased 4.2% year over year (3.8% in constant currency) to $2.7 billion, primarily due to the strength in the Americas region; organic sales increased 0.3% and was essentially flat in constant currency.

•	TS’ organic sales increased 6.6% sequentially in constant currency, near the high end of normal seasonality of +3% to +7%. This increase is primarily due to the better than expected sales at TS Americas which was partially offset by lower than expected sales at TS EMEA.

•	Americas’ organic sales increased 4.8% year over year and 13.8% sequentially.

•	EMEA’s organic sales decreased 11.9% year over year in constant currency with more than half of the decline attributable to the computing components business and declined 4.2% sequentially.

•	Asia’s organic sales decreased 2.3% year over year and improved 4.6% sequentially.

•	At a product level, year-over-year growth in software, services and storage was offset by declines in computing components.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Gross Profit

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Change
Gross Profit	$770.9	$735.2	$848.6	$804.9	$837.0	$66.1
Gross Profit Margin	11.70%	11.59%	11.43%	12.04%	11.87%	17	bps

•	Gross profit was $837.0 million, up 8.6% year over year and 4.0% sequentially.

•	Gross profit margin of 11.9% increased 17 basis points from the year ago quarter, primarily due to an improvement at EM, which was partially offset by the decline at TS. Gross profit margin decreased 17 basis points sequentially, primarily due to declines at both operating groups.

•	EM gross profit margin increased 31 basis points from the year ago quarter primarily driven by strength in the western regions and the acquisition of MSC. Gross profit margin decreased 15 basis points sequentially with essentially all of the decline due to the geographic mix shift to Asia.

•	TS gross profit margin declined 12 basis points year over year as an increase in Asia was offset by the decline in the Americas region. TS gross profit margin declined 13 basis points sequentially.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Operating Expenses

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Change
Selling, General and Administrative Expenses	$548.3	$544.1	$598.6	$594.0	$604.5	$56.2
Amortization of Intangible Assets and other	(8.6)	(8.4)	(13.2)	(12.9)	(12.3)	(3.8)

Adjusted SG&A expenses	$539.7	$535.7	$585.4	$581.1	$592.2	52.4

Adj. SG&A Expenses as a % of Gross Profit	70.0%	72.9%	69.0%	72.2%	70.7%	74	bps

•	Adjusted selling, general and administrative expenses (“SG&A expenses”) increased approximately 9.7% year over year to $592.2 million.

•	The year-over-year increase consisted primarily of a net increase of approximately $33 million related to operating expenses from acquired businesses and approximately $9 million related to the translation impact of changes in foreign currency exchange rates between the periods. In addition, included in SG&A are additional expenses to fund organic growth and other costs including employee merit compensation increases that took effect in January of 2014 offset by the realization of cost savings from fiscal 2013 and fiscal 2014.

•	Adjusted SG&A expenses, as a percentage of gross profit increased 74 basis points to 70.7% from the year ago quarter.

•	EM SG&A expenses as a percent of gross profit decreased 144 basis points from the year ago quarter and 127 basis points sequentially. The decline is primarily due to improved operating leverage from increased gross profit and the impact of restructuring actions taken.

•	TS SG&A expenses as a percent of gross profit increased 263 basis points from the year ago quarter primarily due to the decline in sales and gross profit at TS EMEA. Sequentially, SG&A expenses as a percentage of gross profit decreased 373 basis points primarily due to improvements in the Asia and Americas regions partially offset by an increase in the EMEA region.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Operating Income

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Chg
Avnet, Inc. Operating Income	$162.8	$179.0	$221.6	$184.8	$204.5	$41.7
Adjusted Operating Income (1)	$231.2	$199.5	$263.2	$223.8	$244.9	$13.7
Adjusted Operating Income Margin (1)	3.51%	3.14%	3.55%	3.35%	3.47%	(4	) bps
Electronics Marketing (EM) Total
Operating Income	$178.5	$175.8	$171.7	$193.4	$207.0	$28.5
Operating Income Margin	4.49%	4.46%	4.13%	4.68%	4.79%	30	bps
Technology Solutions (TS) Total
Operating Income	$78.7	$62.6	$120.2	$60.9	$74.1	$(4.6)
Operating Income Margin	3.01%	2.60%	3.68%	2.39%	2.71%	(30	) bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	Avnet adjusted operating income of $244.9 million increased 5.9% year over year primarily due to an increase at EM. Sequentially, adjusted operating income increased 9.4% with both operating groups contributing towards this improvement.

•	Adjusted operating income margin of 3.5% at the Avnet level decreased 4 basis points year over year and increased 12 basis points sequentially.

•	EM operating income margin increased 30 basis points from the year ago quarter to 4.8% primarily due to improved profitability in the Americas and EMEA regions. Operating income margin improved 11 basis points sequentially primarily due to sales growth across all three regions.

•	TS operating income margin declined 30 basis points from the year ago quarter primarily due to declines in the EMEA and Americas regions, partially offset by improved profitability in the Asia region related to revenue selection and expense efficiencies. Operating income margin increased 32 basis points sequentially primarily due to the sales growth in the Americas region and sales growth and expense efficiencies in Asia, which were partially offset by lower profitability due to a decline in sales in the EMEA region.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Interest Expense, Other Income (Expenses) and Income Taxes

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Change
Interest Expense	$(28.6)	$(27.0)	$(28.2)	$(25.3)	$(24.3)	$4.3
Other Income (Expense)	$(6.7)	$0.8	$(4.8)	$2.5	$(4.6)	$2.1
GAAP Income Taxes	$1.0	$51.3	$63.7	$51.1	$(10.6)	$(11.7)
Adjusted Income Taxes (1)	$54.0	$47.3	$66.3	$56.9	$59.2	$5.2
GAAP Effective Tax Rate	0.8%	29.8%	33.8%	31.0%	(6.1)%	(687	) bps
Adjusted Effective Tax Rate (1)	27.6%	27.3%	28.8%	28.3%	27.0%	(59	) bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	Interest expense was $24.3 million; down $4.3 million from the year ago period. The decrease in interest expense was primarily due to the repayment at maturity of the 5.875% Notes due March 15, 2014, and a corresponding lower average borrowing rate.

•	The Company reported $4.6 million of other expense during the fourth quarter compared to an expense of $6.7 million in the year ago quarter. This decrease was primarily related to a decrease in foreign currency exchange losses from the prior year and the net impact of other items.

•	The GAAP effective tax rate was (6.1)% in the fourth quarter of fiscal 2014 as compared with 0.8% in the fourth quarter of fiscal 2013. The year-over-year decrease in effective tax rate was primarily due to a larger amount of tax benefits from net valuation allowance releases and favorable audit settlements in the fourth quarter of fiscal 2014.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Net Income and EPS

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Change
GAAP Net Income	$126.1	$120.6	$124.9	$113.9	$186.3	$60.2
Adjusted Net Income (1)	$141.8	$126.0	$163.9	$144.1	$160.1	$18.3
GAAP Diluted EPS	$0.91	$0.86	$0.89	$0.81	$1.33	46.2%
Adjusted Diluted EPS (1)	$1.02	$0.90	$1.17	$1.03	$1.14	11.8%

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	GAAP net income increased by $60.2 million year over year to $186.3 million or $1.33 per share on a diluted basis, which increased 64.2% sequentially primarily due to the improvement in profitability discussed above and the reduction in the GAAP effective tax rate.

•	Adjusted net income for the fourth quarter of fiscal 2014 was $160.1 million or $1.14 per share on a diluted basis.

•	On an adjusted basis, net income and diluted earnings per share increased from the year ago quarter by 12.9% and 11.8%, respectively, primarily due to higher operating income at EM.

•	Adjusted diluted earnings per share of $1.14 increased $0.11 or 10.7% sequentially primarily due to the improvement in profitability at both operating groups.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Working Capital

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Change
Receivables	$4,869.0	$4,820.1	$5,708.3	$4,983.9	$5,220.5	$351.6
Inventories	$2,264.3	$2,510.8	$2,549.3	$2,510.3	$2,613.4	$349.0
Accounts Payable	$(3,278.1)	$(3,184.1)	$(3,704.5)	$(3,207.0)	$(3,402.4)	$(124.2)

Working Capital	$3,855.2	$4,146.8	$4,553.1	$4,287.2	$4,431.5	$576.4

Working Capital Velocity(1)	6.80	6.31	6.78	5.93	6.34	(0.46)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	Working capital (receivables plus inventories less accounts payable) increased $576.4 million year over year and $445.0 million or 11.54% when adjusted for acquisitions and the translation impact of changes in foreign currency exchange rates. The increase was primarily to support the year over year growth in sales at both operating groups.

•	On a sequential basis, working capital increased $144.3 million and $148.8 million or 3.47% when adjusted for the translation impact of changes in foreign currency exchange rates, primarily due to an increase in receivables.

•	Working capital velocity increased 0.41 turns sequentially primarily due to the growth in sales and declined 0.46 turns from the year ago quarter due to an increase in working capital.

•	Inventories increased $349.0 million year over year and $218.4 million or 9.64% when adjusted for acquisitions and the translation impact of changes in foreign currency exchange rates, primarily to support the sales growth at EM.

•	On a sequential basis, inventories increased $103.0 million and $112.0 million or 4.46% after adjusting for the translation impact of changes in foreign currency exchange rates.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Returns

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Change
Return on Working Capital (ROWC) (1)	23.85%	19.84%	24.04%	19.86%	22.04%	(181	) bps
Return on Capital Employed (ROCE) (1)	12.52%	10.40%	12.84%	10.70%	11.75%	(77	) bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	ROWC for the fourth quarter of fiscal 2014 was 22.0%, a decrease of 181 basis points year over year and an increase of 218 basis points sequentially.

•	The year-over-year decrease was primarily due to lower returns at TS as EM’s ROWC increased 108 basis points with the Americas and EMEA contributing towards the increase.

•	The sequential increase was primarily due to an improvement at both operating groups.

•	ROCE of 11.8% was down 77 basis points from the year ago quarter and up 105 basis points sequentially.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Cash Flow

	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Q4’ FY14	Y/Y Change
Net Income	$126.1	$120.6	$124.9	$113.9	$186.3	$60.2
Non-Cash Items	$38.1	$81.4	$76.7	$51.9	$46.1	$8.0
Working Capital and Other	$102.6	$(328.2)	$(229.6)	$192.3	$(198.9)	$(301.5)

Cash Flow from Operations	$266.8	$(126.2)	$(28.0)	$358.1	$33.5	$(233.3)

TTM CF from Operations	$696.2	$489.0	$134.6	$470.7	$237.4	$(458.8)

•	During the fourth quarter of fiscal 2014, cash flow from operations was $33.5 million and was $237.4 million for the fiscal year.

•	The cash flow from operations for fiscal 2014 was primarily driven by a 21.2% increase in net income partially offset by an increase in working capital at both operating groups.

•	During the quarter, the Company repurchased $7.4 million of shares under the share repurchase program. As of the end of the quarter, the Company had approximately $216 million remaining in the program.

•	During the quarter, the Company paid a dividend of $0.15 per share, or $20.7 million in total, and $0.60 per share or $82.8 million for the fiscal year.

•	Cash and cash equivalents at the end of the quarter were $929.0 million, of which $815.4 million was held outside the United States; net debt (total debt less cash and cash equivalents) was approximately $1 billion.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Fiscal 2014 Results

	Fiscal Years Ended
	June 28, 2014	June 29, 2013	Net Chg
Sales	$27,499.7	$25,458.9	$2,040.7
Gross Profit	$3,225.7	$2,979.8	$245.9
GP Margin	11.7%	11.7%	3	bps
SG&A Expenses	$2,341.2	$2,204.3	$136.9
SG&A as % of Sales	8.5%	8.7%	(0.14	) bps
SG&A as % of GP	72.6%	74.0%	(140	) bps
GAAP Operating Income	$789.9	$626.0	$164.0
Adjusted Operating Income (1)	$931.3	$807.9	$123.5
Adjusted Operating Income Margin (1)	3.4%	3.2%	22	bps
GAAP Net Income	$545.6	$450.1	$95.5
Adjusted Net Income (1)	$594.1	$507.8	$86.3
GAAP Diluted EPS	$3.89	$3.21	21.2%
Adjusted Diluted EPS (1)	$4.24	$3.63	16.8%
Return on Working Capital (ROWC) (1)	21.5%	20.8%	70	bps
Return on Capital Employed (ROCE) (1)	11.4%	11.0%	41	bps
Working Capital Velocity (1)	6.34	6.54	(0.20)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Key Highlights

•	For fiscal 2014, consolidated sales increased 8.0%, or $2.0 billion to $27.5 billion, driven by strength at both operating groups. EM delivered consistent growth as all four quarters grew high single digits or better, partially offset by an uneven recovery at TS as IT demand varied by region.

•	Organic sales improved 5.2% year over year (4.8% in constant currency) driven by a 9.1% increase (8.2% in constant currency) at EM and flat growth at TS.

•	In fiscal 2014, Avnet returned to year-over-year growth, which drove improvement in both margins and returns.

•	Gross profit increased 8.3% to $3.23 billion and gross profit margin was essentially flat at both operating groups. At EM, gross profit margin improvement in the western regions was offset by a geographic mix shift to the lower margin Asia region as sales grew from 38% to 40% of the total at EM.

•	Adjusted selling, general and administrative expenses (“SG&A expenses”) were $2.3 billion for fiscal 2014, an increase of $122 million, or 5.6% over fiscal 2013. This increase consisted primarily of an increase of approximately $138 million related to expenses from acquired business and approximately $18 million related to the translation impact of changes in foreign currency exchange rates between the fiscal years. These increases were partially offset by a decrease of approximately $34 million due to the realization of cost savings from fiscal 2013 and fiscal 2014 restructuring actions, net of increases in SG&A expenses to fund organic growth and other costs including employee merit compensation increases that took effect in January of 2014.

•	Adjusted operating income at the enterprise level grew approximately 15% to $931.3 million and adjusted operating income margin improved 22 basis points

•	EM operating income margin increased 31 basis point to 4.5% primarily due to improvement in the Americas and Asia regions.

•	TS operating income margin was flat at 2.9% as an improvement in Asia was partially offset by weakness in the western regions.

•	Adjusted diluted earnings per share improved 16.8% to $4.24 primarily due to improved operating income at both operating groups.

•	Cash flow from operations was $237.4 million for the fiscal year, which supported the $116.9 million invested in value creating M&A and over $90 million used toward the dividend and share repurchase program.

•	For fiscal 2014, ROWC improved 70 basis points to 21.5% and ROCE improved 41 basis points to 11.4%.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Organic Sales

Organic sales is defined as reported sales adjusted for (i) the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented and (ii) the impact of the transfer of a portion of certain operations between the EM and TS operating groups, which did not have an impact to Avnet on a consolidated basis but did impact the organic sales for the TS and EM operating groups. Sales taking into account the combination of these adjustments are referred to as “organic sales.”

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other expenses, and amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and diluted earnings per share adjusted for (i) the impact of the items described above, (ii) certain discrete items impacting income tax expense and (iii) the gain on legal settlement, bargain purchase and other is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted earnings per share excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Avnet, Inc. Q4 & Fiscal Year 2014

$ in millions - except per share data

August 6, 2014

•	ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the GAAP financial measures is included in the Company’s press release dated August 6, 2014.